PROSPECTUS SUPPLEMENT NO. 3 Dated June 2, 2026 (To Prospectus Dated January 26, 2026)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-292487

VIRTUIX HOLDINGS INC.

34,213,618 Shares of Class A Common Stock

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated January 26, 2026, as supplemented by Prospectus Supplement No. 1, dated February 9, 2026 and Prospectus Supplement No. 2, dated March 12, 2026 (the “Prospectus”), related to the registration of the resale of up to 34,213,618 shares of our Class A common stock, par value $0.001 per share, by our stockholders identified in the Prospectus (the “Registered Stockholders”) in connection with our direct listing on the Global Market tier of the Nasdaq Stock Market LLC (the “Nasdaq Global Market”).

This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of Class A common stock are listed on the Nasdaq Global Market under the symbol “VTIX.”

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Sticker Supplement. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Sticker Supplement and the Prospectus. This Sticker Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement and the Prospectus.

WARRANT AMENDMENTS

This Sticker Supplement is being filed to disclose amendments to certain warrants to purchase shares of our Class A common stock held by Streeterville Capital, LLC (the “Investor”).

On June 1, 2026, Virtuix Holdings Inc. (the “Company”) entered into amendments to each of the following warrants to purchase shares of Class A Common Stock (collectively, the “Warrant Amendments”) with Streeterville Capital, LLC (the “Investor”) amending the exercise price and extending the Reduced Exercise Price Period (as defined below) to each such warrant:

●	Amendment to the Equity Financing Warrant issued pursuant to the Securities Purchase Agreement dated August 25, 2025 (the “Equity Financing Warrant”);

●	Amendment to the Warrant to Purchase Shares of Class A Common Stock, dated as of October 30, 2025 (the “Second Debt Financing Warrant”); and

●	Amendment to the Warrant to Purchase Shares of Class A Common Stock, dated as of December 19, 2025 (the “Third Debt Financing Warrant”).

Each of the warrants listed above was previously amended to establish a reduced exercise price period (the “Reduced Exercise Price Period”) during which the exercise price was amended to $6.00 per Warrant share. The Warrant Amendments amend the exercise price to $4.00 per Warrant share, and extend the Reduced Exercise Price Period to the expiration date of the warrants of July 27, 2026. Notwithstanding the foregoing, the Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice to the Investor, whereupon the exercise price will revert to the Nasdaq Valuation Price as set forth in the applicable original warrant.

All other terms and conditions of the warrants remain unchanged and in full force and effect.

The date of this Sticker Supplement to Prospectus is June 2, 2026.